Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement (No. 333-258688) of Olive Ventures Holdings, Inc. on Amendment No. 2 to Form S-4 of our report dated March 31, 2021, with respect to our audit of the financial statements of MDH Acquisition Corp. as of December 31, 2020 and for the period from July 9, 2020 (inception) through December 31, 2020, which appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

December 3, 2021